[INNOVO GROUP INC. LETTERHEAD]

Exhibit 99.1



FOR IMMEDIATE RELEASE

     Innovo Group and Blondie Rockwell Agree to Terminate
                     FetishTM License

LOS ANGELES, CA --(MARKET WIRE)- May 26, 2004 -- Innovo Group Inc. (NasdaqSC: INNO), a sales and marketing organization designing and selling branded and private label apparel and accessory products to the retail and private label markets, announced today that its wholly owned subsidiary, Innovo Azteca Apparel, Inc., ("IAA") and Blondie Rockwell, Inc. ("Blondie"), licensor of the entertainment personality Eve's FetishTM mark, have mutually agreed to terminate the license agreement for the manufacture and sale of apparel and accessories bearing the FetishTM brand.

Jay Furrow, CEO, stated,: "There is no denying that both parties worked extremely hard in all respects to create, develop and successfully launch the FetishTM brand. While there were some differences of opinion during the course of the relationship, we believe that the amicable settlement resolves the issues that both Blondie and IAA have faced during the course of the relationship. Further, this resolution will allow Innovo to dedicate its focus and resources towards its other businesses and to seek out opportunities that are more in line with the Company's expertise in jeans wear, knit products and accessories. It will also give Blondie the opportunity to move the the
FetishTM brand  in  their   desired  direction  to  continue
its development and growth."

Furrow continued, "We invested a significant amount of resources towards the development of the FetishTM brand and, consequently, we experienced a material increase in our SG&A expenses during fiscal 2003 and the beginning of fiscal 2004. As we wind down the operations associated with FetishTM our SG&A will decrease and we will be able to reallocate our resources towards our other operating divisions which are producing results, which we believe will allow us to exceed $30 million in revenues in the third quarter and bring us back to profitability. However, during the second quarter, we anticipate incurring and taking reserves against the remaining FetishTM inventory, writing off pre-paid advertising expenses and writing down the carrying value of the FetishTM tradeshow booth which the Company owns, all of which are non-cash items."

Furrow noted, "We believe that the amicable settlement agreement reached between the parties offers the Company the greatest likelihood of maximizing the sale of its remaining FetishTM inventory,as well as the possibility to continue to produce accessories for the FetishTM brand. While there are no assurances, the parties have agreed to work in good faith toward possibly entering into an accessory license under the terms of the settlement agreement."

"During the course of the Fetish license, the Company's accessory division has performed very well". Furrow commented further, "The FetishTM accessories received industry recognition during the term of our license, and if the opportunity to continue to produce the FetishTM accessories comes to fruition, we will take advantage of our existing success with the accessories line and fine tune it to achieve better performance."

"We are optimistic about the FetishTM brand's future and we will continue to support our customers and will cooperate with the new licensee through this transition. We are also excited to reallocate the Company's resources in a different direction, particularly turning our attention to focus primarily on our jeans wear and knit product lines, such as Joe's Jeans, and servicing our growing private label customer base. In developing the FetishTM brand, the Company gained many assets which have strengthened the Company and we will use both the positives and negatives of the experience as we move the Company forward."

Troy Carter, a representative of Blondie and Eve's manager, commented, "We are glad that we could resolve amicably the issues surrounding the license agreement with Innovo Group. While we are appreciative of our relationship with Innovo Group and are grateful for their efforts in launching the FetishTM brand, we decided to go in a different direction with FetishTM for the future."

Under the terms of the settlement, the license agreement has been immediately terminated; however, IAA continues to have the ability to market, distribute and sell the 2004 summer FetishTM line, other excess inventory and unsold and returned merchandise to certain approved customers until the end of the year. IAA has agreed to pay to Blondie accelerated Royalties in the amount of $750,000 plus currently owed royalties of approximately $87,000 in three installments over a three month period. In exchange, IAA would have no further obligation to pay additional royalties on sales from the 2004 summer line, excess apparel inventory or unsold or returned merchandise. In addition, IAA has the right to sell produce, market, distribute and sell Fetish accessories through March 31, 2005, and will pay royalties on all such accessory sales.

About Innovo Group Inc.
Innovo Group Inc., through its subsidiaries Innovo Inc., Innovo Azteca Apparel Inc. and Joe's Jeans, Inc., is a sales and marketing organization designing and selling craft, apparel and accessory products to the retail and premium markets. The Company's craft products include canvas and denim tote bags and aprons. The Company's accessory product line is comprised of such products as licensed and non-licensed backpacks, tote bags, waist packs and handbags. The Company's apparel products consist of knit shirts and women's high-end denim jeans and knit shirts featuring the Joe's brand. The Company also currently produces products under license agreements and other agreements for private label and branded apparel products. More information is available at the Company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, including demand for its products, successful implementation of its strategic plan, including its strategy to build brands, the ability to generate positive cash flow from operations and asset sales, whether the Company's investments in the quarter ended August 30, 2003 will result in tangible benefits to the Company and its stockholders, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. There can be no assurance that any financial projections set forth in this release can be obtained. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:
Innovo Group Inc.
Marc Crossman
323-725-5572